Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Fourth Quarter 2013 Results

BATON ROUGE, Louisiana — (February 28, 2014) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2013.

FOURTH QUARTER 2013 HIGHLIGHTS:

•	Revenues increased 3.8% to $259.6 million versus $250.1 million a year ago.

•	Net income was $14.6 million in the fourth quarter compared to $10.7 million a year ago, an increase of $3.9 million, or 36.4% from a year ago.

•	EBITDA increased 17.5% to $70.9 million from $60.4 million, yielding a margin of 27.3% compared to 24.1% of revenues a year ago.

•	Rental revenues increased 12.0%, or $9.7 million, to $90.4 million due to a larger fleet and improved rates compared to a year ago. Demand remained strong during the fourth quarter.

•	Used equipment sales increased 28.9% to $38.0 million from $29.5 million a year ago.

•	Gross margin was 31.5% as compared to 29.4% a year ago. Rental gross margin increased to 48.9% compared to 48.1% a year ago and combined parts and services gross margin improved to 42.6% versus 39.2% a year ago.

•	Average time utilization (based on original equipment cost) was 71.9% compared to 71.8% a year ago and 72.3% in the third quarter of 2013. Average time utilization (based on units available for rent) was 66.0% compared to 66.6% last year and last quarter.

•	Average rental rates increased 5.6% compared to a year ago and improved 0.4% compared to the third quarter of this year.

•	Dollar utilization was 36.2% compared to 36.4% a year ago.

•	Average rental fleet age at December 31, 2013 was 34.9 months, down from 38.0 months at the end of the last year and approximately ten months younger than the current industry average age of 45 months.

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H&E Equipment Services Reports Fourth Quarter 2013 Results

February 28, 2014

“Our fourth quarter performance demonstrated the across the board strength and momentum that continued in our business,” said John Engquist, H&E Equipment Services’ chief executive officer. “Demand for rental equipment was strong in the fourth quarter, driving higher consolidated margins and strong utilization even while operating a significantly larger fleet. Our combined distribution business remained solid as well, despite a lower level of year-end buying of certain new cranes from a year ago, which we believe was the result of reduced year-end tax incentives. We see our continued focus on leveraging the increasing demand in our end user markets and our operational efficiency reflected in our financial results for the quarter, with income from operations and EBITDA increasing 18.6% and 17.5%, respectively, against the prior year quarter.”

Engquist concluded, “We believe 2013 was a year of success and our outlook for 2014 is also positive as we believe there will be significant recovery in non-residential construction over the next several years. We feel there is reason to be optimistic regarding the outlook for our rental business given the demand we are currently experiencing. From our perspective, end-user demand for new and used equipment remains high and we expect this trend to continue based on current activity levels. We are increasing our fleet size to accommodate this anticipated growth. We also expect to benefit from the industrial markets we serve, particularly along the Gulf Coast, where we see the petrochemical, oil patch, refining, manufacturing and other related industries operating at high capacity levels. It is being reported that capital spending scheduled to begin in 2014 relating to these industries, particularly in our Louisiana and Texas markets, may hit historically high levels. We believe overall market conditions are encouraging and we will continue to focus on solid execution and improving our market position to capitalize on all of these positive trends in 2014.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2013:

Revenue

Total revenues increased 3.8% to $259.6 million from $250.1 million in the fourth quarter of 2012. Equipment rental revenues increased 12.0% to $90.4 million compared with $80.7 million in the fourth quarter of 2012. New equipment sales decreased 10.6% to $77.8 million from $87.0 million in the fourth quarter of 2012. Used equipment sales increased 28.9% to $38.0 million compared to $29.5 million in the fourth quarter of 2012. Parts sales decreased 1.0% to $25.2 million from $25.5 million in the fourth quarter of 2012. Services revenues decreased 2.0% to $14.6 million compared to $14.9 million a year ago.

Gross Profit

Gross profit increased 11.1% to $81.6 million from $73.5 million in the fourth quarter of 2012. Gross margin was 31.5% for the quarter ended December 31, 2013, compared to gross margin of 29.4% for the quarter ended December 31, 2012.

On a segment basis, fourth quarter 2013 gross margin on rentals was 48.9% compared to 48.1% in the fourth quarter of 2012 due to higher average rental rates on new contracts in the period, solid fleet utilization and lower rental expenses as a percentage of equipment rental revenues. On average, rental rates increased 5.6% compared to the fourth quarter of 2012. Time utilization (based on original equipment cost) was 71.9% in the fourth quarter of 2013 compared to 71.8% a year ago.

Gross margin on new equipment sales was 10.7% this quarter compared to 11.2% in the fourth quarter a year ago, and gross margin on used equipment sales was 29.7% compared to 30.2% a year ago. Gross margin on parts sales was 30.2% in this quarter and 27.4% a year ago. Gross margin on service revenues was 63.9% compared to 59.4% in the prior year.

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H&E Equipment Services Reports Fourth Quarter 2013 Results

February 28, 2014

Rental Fleet

At the end of the fourth quarter of 2013, the original acquisition cost of the Company’s rental fleet was $1.0 billion, an increase of $117.8 million from $883.0 million at the end of 2012. Dollar utilization was 36.2% compared to 36.4% for the fourth quarter of 2012.

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2013 were $48.7 million compared with $45.1 million last year, a $3.6 million increase, or 7.9%. The net increase in SG&A expenses is primarily a result of increased wages, commission, incentive pay and branch expansion expenses. For the fourth quarter of 2013, SG&A expenses as a percentage of total revenues were 18.8% compared to 18.1% a year ago.

Income from Operations

Income from operations for the fourth quarter of 2013 was $33.8 million, or 13.0% of revenues, compared with $28.5 million, or 11.4% of revenues a year ago.

Interest Expense

Interest expense for the fourth quarter of 2013 was $12.9 million compared to $11.9 million in the fourth quarter of 2012.

Net Income

Net income was $14.6 million, or $0.41 per diluted share, compared to net income of $10.7 million, or $0.31 per diluted share, a year ago. The effective income tax rate was 31.1% compared to 36.1% a year ago due to higher favorable permanent differences in relation to pre-tax income.

EBITDA

EBITDA for the fourth quarter of 2013 increased 17.5% to $70.9 million compared to $60.4 million a year ago. EBITDA, as a percentage of revenues, was 27.3% compared to 24.1% a year ago.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2013:

Revenue

Total revenues increased 18.0% to $987.8 million from $837.3 million in 2012. Equipment rental revenues increased 17.4% to $338.9 million compared with $288.6 million in 2012. New equipment sales increased 22.0% to $294.8 million from $241.7 million in 2012. Used equipment sales increased 35.4% to $141.6 million compared to $104.6 million in 2012. Parts sales increased 3.6% to $103.2 million from $99.6 million in 2012. Services revenues increased to $56.7 million compared with $56.6 million a year ago.

Gross Profit

Gross profit increased 17.3% to $301.8 million from $257.3 million in 2012. Gross margin was 30.6% for 2013 as compared to 30.7% for 2012. This net decline in gross margin is due to revenue mix.

On a segment basis, gross margin on rentals increased to 47.7% in 2013 from 47.0% in 2012 primarily due to increased average rental rates and lower rental expense as a percentage of equipment rental revenues. On average, 2013 rental rates increased 6.9% as compared to 2012. In 2013, time utilization (based on original equipment cost) was 70.8% compared to 72.0% last year. In 2013, time utilization (based on units available for rent) was 65.7% compared to 67.5% a year ago.

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H&E Equipment Services Reports Fourth Quarter 2013 Results

February 28, 2014

Gross margin on new equipment sales was 10.8%, down from 11.4% in 2012. Gross margin on used equipment sales decreased to 28.9% from 29.2%. Gross margin on parts sales increased to 28.0% from 27.4%. Gross margin on service revenues was 62.9% compared to 61.1% in 2012.

Selling, General and Administrative Expenses

SG&A expenses for 2013 were $189.1 million compared with $169.7 million last year, a $19.4 million, or 11.3%, increase. The net increase in SG&A expenses is primarily a result of increased wages, commission, incentive pay, health insurance costs and branch expansion expenses. In 2013, SG&A expenses as a percentage of total revenues were 19.1% compared to 20.3% in 2012.

Income from Operations

Income from operations in 2013 was $115.3 million, or 11.7% of revenues, compared to $89.2 million, or 10.7% of revenues in 2012.

Interest Expense

Interest expense in 2013 was $51.4 million compared to $35.5 million in 2012.

Net Income and Adjusted Net Income

Net income was $44.1 million, or $1.26 per diluted share, compared to $28.8 million, or $0.82 per diluted share a year ago. 2012 Adjusted Net Income was $35.4 million, or $1.01 per diluted share. The effective income tax rate was 32.3% in 2013 compared to 35.1% in 2012 due to higher favorable permanent differences in relation to pre-tax income.

EBITDA and Adjusted EBITDA

EBITDA for 2013 increased $59.0 million to $255.5 million from $196.5 million in 2012. EBITDA as a percentage of revenues was 25.9% compared to 23.5% in 2012. Adjusted EBITDA increased $48.8 million, or 23.6%, to $255.5 million from $206.7 million in 2012. Adjusted EBITDA as a percentage of revenues was 25.9% compared with 24.7% in 2012.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and Adjusted Net Income). Please refer to our Current Report on Form 8-K for a description of these measures and a discussion of our use of these measures. EBITDA, Adjusted EBITDA, and Adjusted Net Income as calculated by the Company, are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter results today, February 28, 2014, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2425 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on February 28, 2014, and will continue through March 14, 2014, by dialing 719-457-0820 and entering confirmation code 9766158.

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H&E Equipment Services Reports Fourth Quarter 2013 Results

February 28, 2014

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on February 28, 2014, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 69 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America, as well as the depth and duration of the macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Fourth Quarter 2013 Results

February 28, 2014

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Equipment rentals	$90,417	$80,700	$338,935	$288,641
New equipment sales	77,789	87,011	294,768	241,721
Used equipment sales	37,971	29,463	141,560	104,563
Parts sales	25,203	25,460	103,174	99,621
Service revenues	14,644	14,939	56,694	56,554
Other	13,555	12,544	52,625	46,215

Total revenues	259,579	250,117	987,756	837,315
Cost of revenues:
Rental depreciation	32,269	28,239	121,948	102,966
Rental expense	13,937	13,677	55,338	50,052
New equipment sales	69,434	77,252	262,887	214,197
Used equipment sales	26,687	20,562	100,693	73,988
Parts sales	17,581	18,497	74,241	72,323
Service revenues	5,291	6,070	21,034	21,977
Other	12,736	12,327	49,779	44,510

Total cost of revenues	177,935	176,624	685,920	580,013

Gross profit	81,644	73,493	301,836	257,302
Selling, general, and administrative expenses	48,715	45,149	189,062	169,653
Gain on sales of property and equipment, net	834	114	2,549	1,592

Income from operations	33,763	28,458	115,323	89,241
Loss on early extinguishment of debt	—	—	—	(10,180)
Interest expense	(12,854)	(11,873)	(51,404)	(35,541)
Other income, net	283	177	1,228	928

Income before provision for income taxes	21,192	16,762	65,147	44,448
Provision for income taxes	6,591	6,058	21,007	15,612

Net income	$14,601	$10,704	$44,140	$28,836

NET INCOME PER SHARE
Basic – Net income per share	$0.42	$0.31	$1.26	$0.83

Basic – Weighted average number of common shares outstanding	35,099	34,958	35,041	34,890

Diluted – Net income per share	$0.41	$0.31	$1.26	$0.82

Diluted – Weighted average number of common shares outstanding	35,194	35,022	35,146	34,978

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H&E Equipment Services Reports Fourth Quarter 2013 Results

February 28, 2014

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31,	December 31,
	2013	2012
Cash	$17,607	$8,894
Rental equipment, net	688,710	583,349
Total assets	1,090,340	942,399
Total debt (1)	734,738	690,166
Total liabilities	995,528	893,763
Stockholders’ equity	94,812	48,636
Total liabilities and stockholders’ equity	$1,090,340	$942,399

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$14,601	$10,704	$44,140	$28,836
Interest expense	12,854	11,873	51,404	35,541
Provision for income taxes	6,591	6,058	21,007	15,612
Depreciation	36,869	31,723	138,903	116,447
Amortization of intangibles	—	—	—	66

EBITDA	$70,915	$60,358	$255,454	$196,502
Loss on early extinguishment of debt	—	—	—	10,180

Adjusted EBITDA	$70,915	$60,358	$255,454	$206,682

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H&E Equipment Services Reports Fourth Quarter 2013 Results

February 28, 2014

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Twelve Months Ended December 31, 2012
	As Reported	Adjustment (1)	Adjusted
Income before provision for income taxes	$44,448	$10,180	$54,628
Provision for income taxes	15,612	3,573	19,185

Net income	$28,836	$6,607	$35,443

NET INCOME PER SHARE
Basic – Net income per share	$0.83		$1.02

Diluted – Net income per share	$0.82		$1.01

Weighted average number of common shares outstanding
Basic	34,890		34,890

Diluted	34,978		34,978

(1)	Adjustment includes premium paid to repurchase or redeem the Company’s 8 3/8% senior unsecured notes and the write-off of unamortized deferred transaction costs in the periods presented.

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